UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 21, 2011

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 435-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

The disclosure in Item 2.01 below is incorporated into this Item 1.01 by reference.

Item 2.01 – Completion of Acquisition or Disposition of Assets.

On November 21, 2011, Nanometrics (Switzerland) GmbH, a Swiss limited liability company (“Nanometrics Switzerland”) and a wholly owned subsidiary of Nanometrics Incorporated (the “Company”), acquired 100% of the issued and outstanding shares of Nanda Technologies GmbH, a German limited liability company, pursuant to an Equity Purchase Agreement, dated as of November 21, 2011 by and among Nanometrics Switzerland, Nanda Technologies, the holders of the Shares of Nanda Technologies and Shareholder Representative Services LLC, a Colorado limited liability company, as the Stockholders’ Representative (“the “Nanda Purchase Agreement”). The purchase price consisted of approximately $23 million in cash, subject to certain post-closing adjustments. The purchase agreement contains customary representations, warranties and covenants made by Nanda and the respective holders of all of the outstanding shares of capital stock of Nanda.

In connection with this acquisition, the Company will issue approximately 290,000 restricted stock units and/or restricted stock awards under the Company’s 2005 Equity Incentive Plan to certain employees of Nanda Technologies. These awards vest subject to certain conditions including, but not limited to, time, execution of new employment agreements or continued employment.

On November 21, 2011, the Company issued a press release regarding the execution of the Nanda Purchase Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

The foregoing descriptions of the Nanda Purchase Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such documents. The Nanda Purchase Agreement has been included to provide you with information regarding its terms. The Nanda Purchase Agreement contains representations and warranties made by the parties to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Nanda Purchase Agreement. While the Company does not believe that the disclosure schedules contain information that the Company is required to disclose pursuant to applicable securities laws, other than information that has already been publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Nanda Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Nanda Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Equity Purchase Agreement, dated as of November 21, 2011, by and among Nanometrics (Switzerland) GmbH, Nanda Technologies GmbH, the holders of the Shares of Nanda Technologies GmbH and Shareholder Representative Services LLC, as the Stockholders’ Representative.*

99.1	Press release issued by Nanometrics Incorporated dated November 21, 2011.

*	Schedules and similar attachments to the Equity Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2011	NANOMETRICS INCORPORATED

/s/ Ronald W. Kisling
Ronald W. Kisling Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Equity Purchase Agreement, dated as of November 21, 2011, by and among Nanometrics (Switzerland) GmbH, Nanda Technologies GmbH, the holders of the Shares of Nanda Technologies GmbH and Shareholder Representative Services LLC, as the Stockholders’ Representative.*

99.1	Press release issued by Nanometrics Incorporated dated November 21, 2011.

*	Schedules and similar attachments to the Equity Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.